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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 033-98364
                                                                       ---------

 Simon Property Group, L.P.(successor by merger to Simon Property Group, L.P.)
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             (Exact name of registrant as specified in its charter)

     115 West Washington Street, Indianapolis, Indiana 46204, (317) 685-1600
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                  Guarantee of $750,000,000 of Debt Securities
                    registered by Simon Property Group, L.P.
                 Guarantee of $1,000,000,000 of Debt Securities
                    registered by Simon Property Group, L.P.
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            (Title of each class of securities covered by this Form)


                                      None
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g- 4(a)(1)(i) [_]       Rule 12h 3(b)(1)(i)  [_]
              Rule 12g4-(a)(1)(ii) [_]       Rule 12h 3(b)(1)(ii) [_]
              Rule 12g4-(a)(2)(i)  [_]       Rule 12h 3(b)(2)(i)  [_]
              Rule 12g4-(a)(2)(i)  [_]       Rule 12h 3(b)(2)(ii) [_]
                                             Rule 15d-6           [X]


Approximate number of holders of record as of the certification
or notice date:              None
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Pursuant to the requirements of the Securities Exchange Act of 1934 Simon
Property Group, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                        SIMON PROPERTY GROUP, L.P.
                                        By: Simon Property Group, Inc.,
                                            its General Partner



                                        By: /s/  James M. Barkley
                                            ------------------------------
                                            Name:  James M. Barkley
                                            Title:  Secretary


Date:  January 20, 1999